Exhibit 99.1

PSB ANNOUNCES QUARTERLY EARNINGS OF $.82 PER SHARE
ON NET INCOME OF $1.3 MILLION

Wausau, Wisconsin [OTCBB:PSBQ] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) reported March 2011 quarterly earnings of $.82 per share on net income of $1,285,000 compared to earnings of $.85 per share on net income of $1,334,000 during the most recent December 2010 quarter and $.56 per share on net income of $881,000 during the prior year March 2010 quarter.

President Knitt commented, “Our March quarterly earnings are frequently lower than the December quarter of the prior year due to many seasonal factors that limit growth and earnings.  However, we begin 2011 with a solid quarter supported by additional pre-tax income of $237,000 related to sale of interest rate swaps to loan customers and recapture of a mortgage servicing right valuation allowance as mortgage refinance activity declined.  These special income items offset a partial write-down of $205,000 on an existing foreclosed asset upon receiving an updated collateral appraisal.  Our nonperforming assets declined 6% during the quarter and we saw some foreclosed asset sale activity.  However, we continue to face the necessity of restructuring certain problem commercial related loans to minimize potential credit losses, which has the potential to increase nonperforming assets in future quarters even if restructured loans perform according to their new terms.  Nonperforming assets were 2.56% of total assets at March 31, 2011, down from 2.64% at December 31, 2010.”

Knitt highlighted, “Return on average stockholders’ equity was 11.01% during the March 2011 quarter compared to 8.33% during the March 2010 quarter.  Tangible net book value per share increased to $30.46 per share during the quarter, up 10% from $27.67 at March 31, 2010 as our earnings and adequate existing capital levels continue to build tangible net book value per share.”

Total assets declined $21.7 million, or 3.5%, to $599.4 million from $621.1 million at December 2010 due to a $30.5 million decline in overnight federal funds sold, despite an increase in net loans receivable of $4.2 million.  President Knitt noted, “End of year December municipal tax collections and other seasonal activity typically result in unusually high overnight funds at year-end, and these deposits are drawn down by municipalities and other customers during the March quarter.  This normal seasonal activity accounted for the majority of decline in assets during the March 2011 quarter.”

Balance Sheet Changes

Total assets were $599.4 million at March 31, 2011, and $621.1 million at December 31, 2010, compared to $601.1 million at March 31, 2010.  Asset changes during the March 2011 quarter were related to a decrease in cash and cash equivalents including excess overnight federal funds which declined $32.4 million during the quarter.  The decline in cash supported a $6.9 million increase in investment securities, a $4.2 million increase in loans, and $21.1 million decline in local deposits.  The decline in local deposits was related to the withdrawal of seasonal government and municipal deposits similar to prior years.  During the quarter, government funds declined $10.0 million.  In addition, business checking and money market deposits declined $8.3 million during the quarter as customers used excess funds for their operations. At March 31, 2011, wholesale funding including brokered deposits, FHLB advances, and other borrowings were $155.5 million, or 25.9% of total assets, compared to 25.1% of assets at December 31, 2010, and 27.6% of assets at March 31, 2010.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $360,000 in the March 2011 quarter compared to $240,000 in the most recent December 2010 quarter and $460,000 in the prior year March 2010 quarter.  In addition, loss on foreclosed assets was $295,000 in March 2011 compared to $544,000 in the December 2010 quarter and $111,000 in the March 2010 quarter.  Taken together, provision and foreclosure costs were $655,000 in the March 2011 quarter compared to $784,000 in the December 2010 quarter and $571,000 in the March 2010 quarter.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	March 31,		December 31,
(dollars in thousands)	2011	2010	2010

Nonaccrual loans (excluding restructured loans)	$5,921	$10,006	$7,127
Nonaccrual restructured loans	1,632	1,186	1,912
Restructured loans not on nonaccrual	2,228	–	2,383
Accruing loans past due 90 days or more	–	–	–

Total nonperforming loans	9,781	11,192	11,422
Nonaccrual trust preferred investment security	750	–	–
Foreclosed assets	4,828	4,986	4,967

Total nonperforming assets	$15,359	$16,178	$16,389

Nonperforming loans as a % of gross loans	2.21%	2.53%	2.60%
Total nonperforming assets as a % of total assets	2.56%	2.69%	2.64%

Nonperforming loans declined $1.6 million, or 14%, to $9.8 million at March 31, 2011 compared to $11.4 million at December 31, 2010.  The decrease was primarily due to $946,000 of gross loan charge-offs of nonaccrual loans during the quarter.  March 2011 charge offs include $700,000 related to a customer line of credit secured by building supply inventory and accounts receivable previously disclosed in the 2010 Annual Report on Form 10-K.  This charge-off was previously provided for by a $700,000 charge against earnings during the December 2009 quarter.

At March 31, 2011, all nonperforming assets aggregating $500,000 or more measured by gross principal outstanding are summarized in the following table and represented 48% of all nonperforming assets compared to 46% of nonperforming assets at December 31, 2010.  In the table, loans presented as “Accrual TDR” represent troubled debt restructured loans maintained on accrual status.

Significant Nonperforming Assets at March 31, 2011 (dollars in thousands)
		Gross	Specific
Collateral Description	Asset Type	Principal	Reserves

Vacation home/recreational properties (three)	Foreclosed	$1,767	n/a
Nonowner occupied multi use, multi-tenant real estate	Foreclosed	1,450	n/a
Multi-family rental apartment units and vacant land	Accrual TDR	1,172	369
Owner occupied contractor real estate and equipment	Accrual TDR	926	346
Johnson Financial (WI) Capital Trust III debentures	Nonaccrual	750	–
Owner occupied restaurant and business assets	Nonaccrual	699	250
Out of area condo land development - participation	Foreclosed	587	n/a

Total listed nonperforming assets		$7,351	$965
Total bank wide nonperforming assets		$15,359	$2,753
Listed assets as a % of total nonperforming assets		48%	35%

During March 2011, PSB was informed by Johnson Financial Capital Trust of its intent to defer payment of interest on its 7% trust preferred capital debentures.  Johnson Financial Group is the holding company for Johnson Bank, headquartered in Racine, Wisconsin.  PSB’s investment in the $750,000 debentures was placed on nonaccrual status at March 31, 2011 and all accrued but uncollected interest was reversed against income.  PSB’s internal evaluation has determined this investment is not other than temporarily impaired and no charge against net income for impairment has been recorded.

While PSB believes the most significant declines in general credit quality and the economy in its local markets have occurred, some borrowers continue to manage fragile cash flows and debt servicing ability as the economy has yet to sustain a meaningful recovery.  Such conditions are seen in the level of problem borrowers with restructured loan terms.  The longer significant recovery is delayed, the more difficult it will be for some borrowers to continue scheduled debt payments as previously unencumbered collateral is pledged for new working capital and balance sheet equity is drawn down, potentially increasing future provisions for loan losses.  In light of these conditions, PSB expects to see an increase in borrowers requiring restructured loan terms.  In addition, foreclosed property may increase during the next several quarters as PSB works through ongoing collection and foreclosure actions.  A continued slow local economy impacts the value of collateral and foreclosed assets, potentially increasing losses on foreclosed borrowers and properties during the coming quarters.

Nonaccrual loans and restructured loans maintained on accrual status remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  In general, uncertainty surrounding the credit is eliminated when the borrower has displayed a history of regular loan payments using a market interest rate that is expected to continue as if a typical performing loan.  Some borrowers continue to make loan payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status or repaid.  Total nonperforming assets as a percentage of total tangible common equity including the allowance for loan losses was 28.43%, 30.61%, and 32.49% at March 31, 2011, December 31, 2010, and March 31, 2010, respectively.  For the purpose of this measurement, tangible common equity is equal to total common stockholders’ equity less mortgage servicing right assets.

In addition to nonperforming loans, PSB has classified some performing loans as impaired loans under accounting standards due to heightened risk of nonperformance within the next year or other factors.  Impaired loans maintained on accrual status that have not been restructured are not reported as nonperforming loans.  At March 31, 2011, all impaired but performing loans aggregating $500,000 or more measured by gross principal outstanding are summarized in the following table.

Largest Performing, but Impaired Loans at March 31, 2011 (dollars in thousands)
		Gross	Specific
Collateral Description	Asset Type	Principal	Reserves

Cranberry producing agricultural real estate	Impaired	$1,577	$–
Owner occupied manufacturing real estate & equipment	Impaired	651	–

Total listed performing, but impaired loans		$2,228	$–
Total performing, but impaired loans		$3,639	$304
Listed assets as a % of total performing, but impaired loans		61%	0%

Annualized net loan charge-offs were .86% during the March 2011 quarter compared to .38% during the March 2010 quarter.  At March 31, 2011, the allowance for loan losses was $7,377,000 or 1.66% of total loans (75% of nonperforming loans) compared to $7,960,000, or 1.81% of total loans (70% of nonperforming loans) at December 31, 2010, and $7,649,000, or 1.73% of total loans (68% of nonperforming loans) at March 31, 2010.

Capital and Liquidity

During the quarter ended March 31, 2011, stockholders’ equity increased approximately $1.2 million from retained net income.  Net book value per share at March 31, 2011 was $30.46 compared to $29.85 at December 31, 2010, an increase of 2.0%.   Average common stockholders’ equity, excluding unrealized security gains and other comprehensive income was 7.29% of average assets during the quarter ended March 31, 2011 compared to 6.82% during the quarter ended March 31, 2010.

For regulatory purposes, the $7 million 8% senior subordinated notes maturing July 2019 and $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 2 and Tier 1 regulatory equity capital, respectively.  The floating rate payments required by the junior subordinated debentures have been hedged with a fixed rate interest rate swap resulting in a total interest cost of 4.42% through September 2017.   PSB was considered “well capitalized” under banking regulations at March 31, 2011.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs.  At March 31, 2011, unused (but available) wholesale funding were approximately $214 million, or 36% of total assets, compared to $211 million, or 34% of total assets at December 31, 2010.  Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered certificates of deposit, and a holding company correspondent bank line of credit.  PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis.  Although PSB has no Discount Window amounts outstanding, approximately 44% of unused but available liquidity at March 31, 2011 was represented by available Discount Window advances compared to 45% of available liquidity at December 31, 2010.  Discount Window advances are secured by performing commercial purpose loans pledged to the Federal Reserve.

Net Interest Margin

Tax adjusted net interest income totaled $4,960,000 during the March 2011 quarter compared to $5,096,000 in the December 2010 quarter, a decrease of $136,000, or 2.7%, due to a decline in net margin and fewer days in the March 2011 quarter compared to the December 2010 quarter.  However, March 2011 quarter net interest income was $366,000, or 8.0%, greater than seen during the March 2010 quarter as net margin rose from 3.28% in March 2010 to 3.45% in 2011.

Compared to the most recent December 2010 quarter, combined loan and securities yields declined .17% from 5.47% in December 2010 to 5.30% in March 2011.  Interest-bearing deposit costs also declined during March 2011 compared to December 2010, down .19%, from 1.61% to 1.42%.  However, total net margin declined to 3.45% during March 2011 compared to 3.53% during December 2011 in part from a $5.4 million increase in very low yielding excess funds (up 24%) during March 2011 compared to December 2010 from seasonal government deposit activity.  During this period, earnings on excess overnight funds were generally less than amounts paid on the related seasonal deposit, reducing net margin.

Reinvestment yields for investment security cash flows remain very low and taxable securities yields are expected to continue to decline throughout 2011.  In addition, loan yields may decline slightly due to competitive pressures as banks seek to increase loan originations while quality credit demand remains weak.  These declines in earning asset rates are expected to be offset by further declines in certificate of deposit funding costs, with net interest margin continuing in a range of 3.45% to 3.50% in the coming June 2011 quarter.

Noninterest and Fee Income

Total noninterest income for the quarter ended March 31, 2011 was $1,397,000, compared to $1,091,000 earned during the March 2010 quarter, an increase of $306,000, or 28%.  The increase was due primarily to a $141,000 recapture of a mortgage servicing right valuation allowance (reducing the quarter-end allowance to $62,000), which increased mortgage banking income, and $96,000 in swap sale commission income recorded as other noninterest income.

During 2010, PSB recorded a valuation allowance against mortgage servicing rights in light of significantly  higher loan refinance activity expected to occur in its serviced loan portfolio.  As mortgage rates increased during 2011, refinance activity slowed, eliminating much of the valuation allowance.  Separately, certain commercial customers with adjustable rate loans with PSB may choose to enter into an interest rate swap with PSB to convert floating rate interest payments to a fixed rate.  PSB simultaneously sells these fixed rate hedge contracts to a correspondent bank in exchange for a fee, which totaled $96,000 during March 2011.  There were no interest rate swap commissions recorded during March 2010.

PSB continues to experience a decline in overdraft fee income due in part to regulation concerning overdraft protection programs and requirements for customers to opt in to bank programs made effective during August 2010.  Certain payments by consumers who did not opt into the bank’s overdraft program are not paid by the bank, reducing overdraft fee income.  During March 2011, net overdraft fees were $297,000 compared to $441,000 during the June 2010 quarter, down 33%.  PSB expects potential further declines in overdraft fee income.  In addition, certain provisions of the Dodd-Frank Wall Street Reform Act are expected to decrease the amount of interchange income PSB collects on debit card and merchant payment activity, although the timing and extent of the reduction cannot yet be reasonably estimated.  During the quarter ended March 2011, card interchange revenue was $181,000 compared to $167,000 during March 2010.  Recent proposals regarding limits on debit card income by the Federal Reserve have the potential to significantly reduce the current level of interchange income, lowering net income.

PSB does not anticipate to recapture mortgage servicing right valuation allowances during the June 2011 quarter and expects customer loan hedge sales commission income to decline.  In combination with lower overdraft fee and card interchange income, noninterest income is expected to decline during the upcoming June 2011 quarter.

Operating Expenses

Noninterest expenses totaled $3,953,000 during the March 2011 quarter compared to $3,840,000 during the March 2010 quarter, an increase of $113,000, or 2.9%.  Increased expenses were due primarily to higher loss on foreclosed assets which increased $184,000.  During the March 2011 quarter, PSB recorded a $205,000 partial write-down of an existing foreclosed property on which a new appraised value was obtained.

During the quarter, data processing expenses also increased $79,000 due to outsourced data processing costs associated with a new computer system placed in service during June 2010.  However, occupancy and facilities expense declined $81,000 in part from lower computer equipment depreciation expense previously incurred with the prior in house computer system.  Following the June 2010 conversion date, the current system vendor provided a contractual reduction in monthly service fees that will expire following June 2011.  Following expiration of the reduction period, data processing servicing fees will increase significantly.

Prior to loss on foreclosed assets, total operating expenses during the past five quarters have been contained in range of $3.7 million to $3.8 million per quarter.  PSB expects operating expenses prior to foreclosure costs to remain in this range during the upcoming June 2011 quarter.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.  More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com.  PSB stock is traded on the Over the Counter Bulletin Board Exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” in Item 1A of PSB’s Form 10-K for the year ended December 31, 2010.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

	Quarter ended – Unaudited
	March 31,	December 31,	September 30,	June 30,	March 31,
Earnings and dividends:	2011	2010	2010	2010	2010

Net income	$1,285	$1,334	$1,331	$1,208	$881
Basic earnings per share(3)	$0.82	$0.85	$0.85	$0.77	$0.56
Diluted earnings per share(3)	$0.82	$0.85	$0.85	$0.77	$0.56
Dividends declared per share(3)	$–	$0.36	$–	$0.36	$–
Net book value per share	$30.46	$29.85	$29.43	$28.16	$27.67
Semi-annual dividend payout ratio	n/a	21.13%	n/a	27.04%	n/a
Average common shares outstanding	1,572,825	1,564,297	1,564,297	1,564,297	1,564,131

Balance sheet - average balances:

Loans receivable, net of allowances	$431,139	$430,923	$438,111	$435,509	$436,989
Total assets	$617,818	$610,577	$604,298	$597,730	$603,988
Deposits	$463,773	$454,735	$459,265	$454,832	$457,055
Stockholders’ equity	$47,352	$47,219	$45,136	$43,737	$42,902

Performance ratios:

Return on average assets(1)	0.84%	0.87%	0.87%	0.81%	0.59%
Return on avg. stockholders’ equity(1)	11.01%	11.21%	11.70%	11.08%	8.33%
Average tangible stockholders’ equity
less accumulated other comprehensive
income (loss) to average assets(4)	7.29%	7.34%	7.11%	7.03%	6.82%
Net loan charge-offs to average loans(1)	0.86%	0.26%	0.16%	0.51%	0.38%
Nonperforming loans to gross loans	2.21%	2.60%	2.14%	2.14%	2.53%
Allowance for loan losses to gross loans	1.66%	1.81%	1.82%	1.71%	1.73%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	28.43%	30.61%	28.57%	31.33%	32.49%
Net interest rate margin(1)(2)	3.45%	3.53%	3.65%	3.57%	3.28%
Net interest rate spread(1)(2)	3.23%	3.27%	3.40%	3.31%	3.02%
Service fee revenue as a percent of
average demand deposits(1)	2.84%	3.01%	3.44%	3.67%	2.65%
Noninterest income as a percent
of gross revenue	16.55%	17.03%	16.12%	14.79%	13.14%
Efficiency ratio(2)	62.18%	65.15%	59.54%	60.37%	67.55%
Noninterest expenses to avg. assets(1)	2.59%	2.80%	2.61%	2.55%	2.58%

Stock price information:

High	$27.00	$24.50	$25.00	$22.50	$22.50
Low	$22.10	$21.00	$19.64	$19.20	$15.05
Market value at quarter-end	$24.00	$23.00	$23.50	$20.00	$20.00

(1)Annualized
(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.
(3)Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.
(4)Tangible stockholders’ equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended
	March 31,
(dollars in thousands, except per share data – unaudited)	2011	2010

Interest and dividend income:
Loans, including fees	$6,044	$6,129
Securities:
Taxable	678	755
Tax-exempt	297	328
Other interest and dividends	24	2

Total interest and dividend income	7,043	7,214

Interest expense:
Deposits	1,429	1,883
FHLB advances	457	460
Other borrowings	167	231
Senior subordinated notes	142	142
Junior subordinated debentures	84	113

Total interest expense	2,279	2,829

Net interest income	4,764	4,385
Provision for loan losses	360	460

Net interest income after provision for loan losses	4,404	3,925

Noninterest income:
Service fees	379	348
Mortgage banking	425	263
Investment and insurance sales commissions	130	139
Increase in cash surrender value of life insurance	106	101
Other noninterest income	357	240

Total noninterest income	1,397	1,091

Noninterest expense:
Salaries and employee benefits	2,110	2,052
Occupancy and facilities	453	534
Loss on foreclosed assets	295	111
Data processing and other office operations	313	226
Advertising and promotion	61	74
FDIC insurance premiums	189	232
Other noninterest expenses	532	611

Total noninterest expense	3,953	3,840

Income before provision for income taxes	1,848	1,176
Provision for income taxes	563	295

Net income	$1,285	$881
Basic earnings per share	$0.82	$0.56
Diluted earnings per share	$0.82	$0.56

PSB Holdings, Inc.
Consolidated Balance Sheets
March 31, 2011 unaudited, December 31, 2010 derived from audited financial statements
	March 31,	December 31,
(dollars in thousands, except per share data) - Unaudited	2011	2010
Assets

Cash and due from banks	$7,443	$9,601
Interest-bearing deposits and money market funds	486	227
Federal Funds sold	–	30,503

Cash and cash equivalents	7,929	40,331
Securities available for sale (at fair value)	62,840	55,273
Securities held to maturity (fair value of $51,435 and $51,662)	52,448	53,106
Other investments	2,484	2,484
Loans held for sale	–	436
Loans receivable, net of allowance for loan losses	436,002	431,801
Accrued interest receivable	2,344	2,238
Foreclosed assets	4,828	4,967
Premises and equipment, net	10,306	10,464
Mortgage servicing rights, net	1,268	1,100
Federal Home Loan Bank stock (at cost)	3,250	3,250
Cash surrender value of bank-owned life insurance	11,098	10,899
Other assets	4,645	4,744

TOTAL ASSETS	$599,442	$621,093

Liabilities

Non-interest-bearing deposits	$51,062	$57,932
Interest-bearing deposits	393,221	407,325

Total deposits	444,283	465,257

Federal Home Loan Bank advances	61,101	57,434
Other borrowings	27,454	31,511
Senior subordinated notes	7,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	3,956	5,469

Total liabilities	551,526	574,403

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	–	–
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,573,255 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,564,297 shares		1,751
Additional paid-in capital	5,293	5,506
Retained earnings	43,256	41,974
Accumulated other comprehensive income	2,442	2,528
Treasury stock, at cost – 178,176 and 187,134 shares, respectively	(4,826)	(5,069)

Total stockholders’ equity	47,916	46,690

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$599,442	$621,093

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended March 31,

	2011			2010
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$439,148	$6,087	5.62%	$444,718	$6,169	5.63%
Taxable securities	78,432	678	3.51%	68,284	755	4.48%
Tax-exempt securities(2)	34,020	450	5.36%	37,482	497	5.38%
FHLB stock	3,250	2	0.25%	3,250	–	0.00%
Other	28,063	22	0.32%	14,589	2	0.06%

Total(2)	582,913	7,239	5.04%	568,323	7,423	5.30%

Non-interest-earning assets:
Cash and due from banks	8,399			9,717
Premises and equipment, net	10,396			10,319
Cash surrender value ins.	10,980			10,527
Other assets	13,139			12,831
Allowance for loan losses	(8,009)			(7,729)

Total	$617,818			$603,988

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$131,800	$290	0.89%	$124,667	$329	1.07%
Money market deposits	110,157	235	0.87%	95,344	314	1.34%
Time deposits	167,692	904	2.19%	183,874	1,240	2.73%
FHLB borrowings	56,831	457	3.26%	58,614	460	3.18%
Other borrowings	30,714	167	2.21%	27,070	231	3.46%
Senior subordinated notes	7,000	142	8.23%	7,000	142	8.23%
Junior sub. debentures	7,732	84	4.41%	7,732	113	5.93%

Total	511,926	2,279	1.81%	504,301	2,829	2.28%

Non-interest-bearing liabilities:
Demand deposits	54,124			53,170
Other liabilities	4,416			3,615
Stockholders’ equity	47,352			42,902

Total	$617,818			$603,988

Net interest income		$4,960			$4,594
Rate spread			3.23%			3.02%
Net yield on interest-earning assets			3.45%			3.28%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.
(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.